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UNLIMITED DISTRIBUTION PROGRAM
CLIENT CUSTOMIZATION TERMS AND CONDITIONS
("AGREEMENT")

     1. Term. This Agreement shall remain in effect until terminated pursuant to the terms and conditions set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect only until such time as Microsoft Corporation ceases to distribute free of charge products with features comparable to the Netscape client products. In such event, Netscape shall provide Applicant with 90 days prior written notice and this Agreement shall expire on the end of said 90-day notice period.

     2. LICENSE GRANT. (a) Netscape grants to Applicant, subject to these terms and conditions, a nonexclusive, royalty-free and nontransferable right to
     (i) reproduce a version of the standard Netscape client product which Applicant has customized pursuant to the terms and conditions set forth in the end user license agreement for the client customization kit (the "Customized Netscape Product") in executable form only on any media and
     (ii) distribute by sublicense such Customized Netscape Product copies to end users, directly or through distributors. Applicant may electronically distribute the Customized Netscape Product, in exportable version only, pursuant to the terms and conditions set forth herein.

     (b) Except as expressly permitted herein or by applicable law, Applicant shall not and shall not permit any distributor or other person to reconfigure, modify, translate, decompile, reverse engineer, disassemble, or otherwise determine or attempt to determine source code from the Customized Netscape Products or to create any derivative works based upon the Customized Netscape Products including the Netscape user interface. If Applicant or any distributor fails to comply with this Section 2(b), Netscape may immediately (in addition to all other remedies it may have and except for end user licenses) revoke all licenses granted hereunder.

     (c) If Applicant is distributing the Customized Netscape Product bundled with an Applicant product, Applicant shall use, and is granted during the term hereof a nontransferable, nonexclusive, and restricted license (with a right to sublicense to distributors) to use the mark "Includes Netscape Navigator" or "Includes Netscape Communicator," as applicable (collectively, the "Marks") solely on products and packaging containing Customized Netscape Products and in related advertising, marketing, and technical material on Applicant's Internet site. If Applicant is distributing the Customized Netscape Product on a stand-alone basis, Applicant shall use, and is granted during the term hereof a nontransferable, nonexclusive, and restricted license (with a right to sublicense to distributors) to use the mark Netscape Navigator" or Netscape Communicator," as applicable (collectively, the "Marks") solely on products and packaging containing Customized Netscape Products and in related advertising, marketing, and technical material on Applicant's Internet site. Use of the Marks shall comply with

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     Netscape's then-current signature guidelines. All use of the Marks shall inure to Netscape's benefit.

     3. USE OF THE MARKS; PROTECTION OF THE MARKS. (a) Proper Use. Applicant agrees that all use of the Marks shall be only in connection with this Agreement. Applicant agrees not to use or combine any other trademark or service mark in combination with the Marks. Applicant further agrees not to use the Marks on or in connection with any products or services that are or could be deemed by Netscape in its reasonable judgment, to be obscene, pornographic, disparaging of Netscape or its products, or otherwise in poor taste, or that are themselves unlawful or whose purpose is to encourage unlawful activities by others.

     (b) Monitoring by Netscape Upon Netscape's request, Applicant shall promptly provide Netscape with samples of any product or documentation bearing the Marks. If Netscape determines that Applicant is using the Marks improperly, Applicant shall have ten (10) days to remedy the improper use.

     4. REPORTS. Applicant shall report to Netscape within 30 calendar days after the end of each calendar quarter the quantity of Customized Netscape Product licenses granted during such prior quarter for distribution hereunder, by country therefor.. Such reports shall be provided in electronic form via the Unlimited Distribution Program Reporting Page at:
     HTTP://HOME.NETSCAPE. COM/COMPROD/NETSCAPE_PARTNERPROGRAMS/BROWSER_
     DISTRIBLCCK_REPORT.HTML.

     5. SUPPORT. The Customized Netscape Products come with no support from Netscape

     6. DISTRIBUTION. (a) Applicant shall and shall cause its distributors to comply with all then-current applicable laws, regulations, and other legal requirements in its performance of this Agreement, including without limitation, all applicable export laws, rules, and regulations of any agency of the U.S. Government or other applicable agencies. Applicant shall ensure the inclusion of appropriate notices required by the U. S. Government agencies or other applicable agencies.

     (b) Applicant shall use commercially reasonable best efforts to ensure that its distributors and sub-distributors comply with all of the relevant terms contained in this Agreement. The Customized Netscape Products distributed pursuant to this Agreement must be distributed with the end user license agreement that is provided with such Customized Netscape Product.

     (c) This is a nonexclusive relationship, and each party agrees that the other may enter into similar arrangements with third parties. Applicant shall and shall cause its distributors to treat all Customized Netscape Products at least as favorably as it treats any competitive products it distributes.

     (d) Applicant agrees to distribute documentation or packaging relating to the Customized Netscape Product that shall conspicuously state that, notwithstanding anything in the end user license agreement included with the Customized

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     Netscape Product to the contrary, end users are not entitled to any support, warranty, or documentation associated with the Customized Netscape Product unless they have paid for such support, warranty, or documentation. Applicant further agrees that any such documentation or packaging shall include instructions on how an end user may purchase support from Netscape.

     7. PROPRIETARY RIGHTS. Title to and ownership of all copies of the Customized Netscape Products, including all copyrights thereto, whether in machine-readable or printed form, and including without limitation derivative works, compilations, or collective works thereof and all related technical know-how and all rights therein are and shall remain the exclusive property of Netscape or its suppliers. Applicant acknowledges that Netscape is the owner of the Netscape, Navigator, and Communicator trademarks, and any trademark applications and/or registrations thereto, agrees that it will do nothing inconsistent with such ownership and agrees that all use of the Marks by Applicant shall inure to the benefit of Netscape. Netscape agrees that nothing in this Agreement shall give Applicant any right, title, or interest in the Marks other than the right to use the Marks in accordance with this Agreement. Except for the rights expressly granted to Applicant hereunder, Netscape reserves for itself all other rights in and to the Customized Netscape Products. Applicant and distributor shall not take any action to jeopardize, limit, or interfere in any manner with Netscape's ownership of or rights with respect to the Customized Netscape Products. Further, Applicant or its distributors shall not remove or alter any trademark, copyright, or other proprietary notices, legends, symbols, or labels appearing on the Customized Netscape Products delivered to Applicant and Applicant shall reproduce such notices on all copies of the Customized Netscape Products made hereunder.

     8. NO WARRANTY/ AS IS. THE PRODUCT SUBJECT TO THIS AGREEMENT DOES NOT COME WITH SUPPORT OF ANY KIND AND IS PROVIDED TO APPLICANT "AS IS" AND WITHOUT Warrantees OR CONDITIONS OF ANY KIND. Netscape EXPRESSLY DISCLAIMS ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

     9. INDEMNITY. Netscape shall have no obligation or liability for, and Applicant shall defend, indemnify, and hold Netscape harmless from and against any claim (including reasonable attorneys' fees and costs) arising from Applicant's distribution of the Customized Netscape Products under, and/or compliance with the terms and conditions set forth in, this Agreement.

     10. LIMITATION OF LIABILITY. (a) TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL Netscape OR ITS SUPPLIERS BE LIABLE FOR ANY DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF Netscape HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. (b) IN NO EVENT WILL NETSCAPE OR ITS SUPPLIERS BE LIABLE FOR ANY CLAIM AGAINST APPLICANT BY ANY THIRD PARTY. (c) IN NO EVENT SHALL NETSCAPE OR ITS SUPPLIERS BE LIABLE FOR (I) ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY APPLICANT,

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     ANY DISTRIBUTOR, OR THEIR RESPECTIVE AGENTS; (II) FAILURE OF THE PRODUCTS
     TO PERFORM; (III) FAILURE OF THE PRODUCTS TO PROVIDE SECURITY; OR (IV) THE RESULTS OR INFORMATION OBTAINED OR DECISIONS MADE BY END USERS OF THE PRODUCTS OR THE DOCUMENTATION. THIS LIMITATION OF LIABILITY IS AN ESSENTIAL PART OF THE BARGAIN UNDER THIS AGREEMENT.

     11. TERMINATION. This Agreement may be terminated: (a) immediately by Netscape in the event Applicant or a distributor of Applicant attempts to derive the source code of the Customized Netscape Products; (b) by either party upon 60 days prior written notice to the other party; or
     (c) immediately by Netscape in the event Applicant fails to remedy a breach of Section 3(b) of this Agreement within the specified cure period. Immediately upon termination or expiration hereof, all licenses for the Customized Netscape Products granted hereunder (except for validly granted end user licenses) shall terminate, and Applicant shall deliver to Netscape or destroy all copies of the Customized Netscape Products in its possession or control, and shall furnish an Netscape signed by an officer of Applicant certifying such delivery or destruction. Termination by either party shall not act as a waiver or release of any breach hereof or any liability hereunder. Sections 2(b), 6, 7, 8, 9, 10, 11, 12 and 13 shall survive any expiration or termination of this Agreement.

     12. NOTICE. Any notice required or permitted hereunder shall be in English, in writing, and shall be deemed to be properly given upon receipt. Notices to Netscape shall be to the attention of the Legal Department, Netscape Communications Corporation, 501 East Middlefield Road, Mountain View, California 94043.

     13. MISCELLANEOUS. (a) Neither party's waiver of a breach or delay or omission to exercise any right or remedy shall be construed as a waiver of any subsequent breach or as a waiver of such right or remedy. (b) This Agreement shall' be governed by and construed under the laws of the State of California, U.S.A., without reference to its conflicts of law provisions. (c) Unless otherwise agreed in writing, all disputes relating to this Agreement (except any dispute relating to intellectual property rights) shall be subject to final and binding arbitration in Santa Clara County, California, under the auspices of JAMS/End Dispute, with the losing party bearing all costs of such arbitration. Notwithstanding the foregoing, Netscape reserves the right to invoke the jurisdiction of any competent court to remedy or prevent violation of any provision under this Agreement relating to Netscape Confidential Information. (d) This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods. (e) This Agreement creates no agency, partnership, joint venture, or employment relationship and neither Applicant nor its agents have any authority to bind Netscape in any respect whatsoever. (f) If the application of any provision hereof to any particular facts shall be held to be unenforceable by any competent court, then (x) the enforceability of such provision as applied to any other facts and the validity of other provisions hereof shall not be affected and (y) such provision shall be reformed without further action by the parties hereto only to the extent necessary to make such provision valid and enforceable when applied to the particular facts. (g) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes prior and contemporaneous agreements and communications,


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     whether oral or written, between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom. (h)
     If Applicant has an effective agreement with Netscape ("Prior Agreement") covering only the distribution of the Customized Netscape Products set forth herein, then this Agreement shall supersede the Prior Agreement. If any Prior Agreement covers any Netscape products in addition to the Customized Netscape Products, for example Netscape server products, then this Agreement shall supersede only those portions of the Prior Agreement covering the Customized Netscape Products. (i) This Agreement is written in the English language only, which language shall be controlling in all respects. (j) Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents y compris tout avis qui s'y rattache soient rediges en langue anglaise (translation: The parties confirm that this Agreement and all related documentation will be in the English language"). (k) Netscape may use Applicant's name in a list of customer references or in any press release issued by Netscape regarding the licensing of the Customized Netscape Product and/or provide Applicant's name and the names of the Customized Netscape Products licensed by Applicant to third parties. (l) If any dispute arises under this Agreement, the prevailing party shall be reimbursed by the other party for any and all legal fees and costs associated therewith.


     Do you agree to the program's terms and conditions?
          (X) I HAVE READ AND AGREE to the terms and conditions in this agreement.
          ( ) I DO NOT AGREE to the terms and conditions in this agreement.


Signed by Christopher M. Fogel on behalf of Consumer Net Marketplace, Inc.